Pricing Supplement No. 82 Dated October 13, 1995, to
Prospectus Dated November 9, 1994 as Supplemented by Prospectus
Supplement Dated March 22, 1995

ASSOCIATES CORPORATION OF NORTH AMERICA MEDIUM TERM SENIOR NOTES,
SERIES H

$500,000 principal amount of the Series H Notes, bearing interest at 6.43% per annum and maturing on October 18, 2002, are being sold by the Company to Morgan Stanley & Co. Incorporated at a price of 99.943% of their principal amount.
Such Notes may be offered to the public at varying prices depending upon market conditions at the time of resale, as determined by Morgan Stanley & Co. Incorporated.

The Notes to which this Pricing Supplement relates will be Fixed Rate Notes and will be initially issued as Book Entry Notes for settlement on October 18, 1995.

Prior to this Pricing Supplement, $747,675,000 aggregate principal amount of the Series H Notes offered pursuant to the Prospectus
Supplement dated March 22, 1995 to the Prospectus dated
November 9, 1994 has been sold at the interest rates then in effect.


Recent Financial Information



The following summary of certain consolidated financial information of the Company has been derived principally from information and financial statements contained in the Company's Annual Report on Form 10-K for the year ended December 31, 1994 and its Quarterly Report on Form 10-Q for the six months ended June 30, 1995 (in millions):

                                   Year Ended or   Six Months Ended
                                   at December 31     or at June 30
                                     1994           1994      1995
                                                     (Unaudited)

Revenue                            $ 4,387.9     $ 2,054.9     $ 2,591.8
Earnings Before Provision for
 Income Taxes                      $   972.6     $   454.9     $   534.5
Net Earnings                       $   603.5     $   282.5     $   338.7
Finance Receivables (net of
unearned finance income and
allowance for losses)              $30,043.3     $27,381.0     $32,733.1
Stockholders' Equity               $ 3,786.1     $ 3,543.2     $ 4,146.4

                        ----------------------------

                        Recent Development

On October 12, 1995, Ford Motor Company, the ultimate parent of the Registrant, announced that it is reviewing its own possible strategic actions, which could include a partial sale of the Registrant's immediate parent corporation, Associates First Capital Corporation. Ford has stated that whether any transaction would occur, and the possible timing of any such transaction, have not been determined.
